Exhibit 99.1

MoneyGram International Considering Legal Options
in Patent Infringement Verdict

MINNEAPOLIS, Sept.25, 2009—MoneyGram International (NYSE:MGI), a global leader in the payment services industry, announced today that the U.S. District Court for the Western District of Texas, Austin Division, yesterday returned a verdict in a suit brought by Western Union, finding MoneyGram infringed on certain patents relating to enabling customers to send transactions without the use of written send forms, and awarding $16.5 million dollars to Western Union.

“Clearly, we are disappointed with the jury’s verdict. We are evaluating the decision, determining next steps required, and reviewing our legal options, including post-verdict motions and appeals,” said Carolyn Eshleman, vice president and associate general counsel at MoneyGram International.

About MoneyGram International

MoneyGram International offers more control and more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 180,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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Contacts
Media:
Lynda Michielutti
952-591-3846
lmichielutti@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com